FOR RELEASE IMMEDIATELY CONTACT: Kenneth D. Mann

December 13, 2007 Investor Relations

(870) 881-6432

Deltic Expands Its Common Stock Repurchase Program

EL DORADO, AR - Deltic Timber Corporation (NYSE-DEL) today announced that its Board of Directors has authorized management to expand the Company's Common Stock repurchase program by $25 million. This authorization comes as Deltic Timber has now repurchased stock in an amount representing almost 90 percent of the Company's current $30 million program initiated in January 1999. Repurchases may be made from time to time in the open market at prevailing market prices or in private transactions in accordance with all applicable securities laws and regulations.

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns over 438,000 acres of timberland, operates two sawmills, and is engaged in real estate development in Little Rock and Hot Springs, Arkansas.

Statements made in this press release which look forward in time involve risk and uncertainties and are "forward-looking statements" within the meaning of Federal Securities Laws. Actual results of the stock repurchase program may differ significantly and materially from management's expectations. For example, Deltic may not repurchase any shares or may not repurchase the entire amount it expects to acquire, due to a number of factors, including the prices at which such shares may be acquired and the possibility that other opportunities may arise which represent more attractive vehicles to enhance shareholder value.